Exhibit (a) (1) (iv)
SIRIUS XM RADIO INC.
Offer to Purchase for Cash
Any and All of its Outstanding
3 1/4% Convertible Notes due 2011
(CUSIP No. 82966UAD5)

At the purchase price of $1,007.50 per $1,000 principal amount of Notes

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 20, 2011, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). HOLDERS MUST VALIDLY TENDER AND NOT VALIDLY WITHDRAW THEIR NOTES PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE OFFERED. TENDERS OF NOTES MAY BE WITHDRAWN PRIOR TO THE EXPIRATION TIME.

March 24, 2011

To Our Clients who are Beneficial Owners of the 3 1/4% Convertible Notes due 2011 of Sirius XM Radio Inc.:

Sirius XM Radio Inc., a Delaware corporation (the “Company”), is making an offer to purchase for cash any and all of its outstanding 3 1/4% Convertible Notes due 2011 (the “Notes”), on the terms and subject to the conditions set forth in its Offer to Purchase dated March 24, 2011 (as the same may be amended or supplemented from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as the same may be amended or supplemented from time to time, the “Letter of Transmittal”), which together constitute the “Offer”. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

The Purchase Price offered in respect of a purchase of Notes is an amount, paid in cash, equal to $1,007.50 per $1,000 principal amount of the Notes validly tendered and accepted for purchase. In addition, Holders that validly tender Notes that are purchased shall receive accrued and unpaid interest, if any, up to, but not including, the Payment Date. Interest on the Notes due on April 15, 2011 will be paid on the due date to holders at the close of business on April 1, 2011 pursuant to the terms of the Notes and the related indenture. The “Payment Date” in respect of Notes that are validly tendered and accepted for purchase is expected to be one business day after the Expiration Time and is expected to be on or about April 21, 2011. No tenders of Notes submitted after the Expiration Time will be valid.

We are the holder of record of the Notes held by us for your account. A tender of such Notes may be made only by us as the holder of record and only pursuant to your written instructions in the form attached hereto (the “Instruction Form”). The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Notes held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Notes held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal. We urge you to carefully read the Offer to Purchase, Letter of Transmittal and the other materials provided herewith before instructing us to tender your Notes.

Your attention is directed to the following:

1. Holders who wish to be eligible to receive the Purchase Price must validly tender Notes prior to 12:00 midnight, New York City time, on April 20, 2011, unless extended or terminated by the Company in its sole discretion. The Offer will expire at 12:00 midnight, New York City time, on April 20, 2011, unless extended or earlier terminated by the Company in its sole discretion. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf.

2. The minimum permitted tender is $1,000 principal amount of Notes, and all tenders must be in integral multiples of $1,000.

3. The Offer is for any and all Notes that are outstanding.

4. The Company reserves the right to terminate, withdraw or amend the Offer at any time and from time to time, as described in the Offer to Purchase and the Letter of Transmittal. The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase. The Company reserves the right to waive any of these conditions, other than those dependent upon the receipt of necessary government approvals, in whole or in part, at any time and from time to prior to the Expiration Time.

5. In all cases, the purchase of Notes tendered and accepted for purchase pursuant to the Offer will be made only after all conditions to the Offer described in the Offer to Purchase have been satisfied or waived, and after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents.

Neither the Company nor its board of directors, the Dealer Manager, the Depositary, the Information Agent or their respective affiliates make any recommendation to any Holder as to whether to tender any Notes in connection with the Offer. The Company has not authorized any person to make any such recommendation. Holders should carefully evaluate all information in the Offer to Purchase, consult their own investment and tax advisors, and make their own decisions about whether to tender Notes and, if so, how many Notes to tender.

If you wish to have us tender any or all of your Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached Instruction Form. If you authorize us to tender your Notes for purchase any time prior to the Expiration Time, the entire aggregate principal amount of your Notes will be tendered for purchase, unless you specify a lesser amount on the attached Instruction Form. Your instructions should be forwarded to us in ample time to permit us to tender the related Notes, and otherwise to submit a tender on your behalf prior to the Expiration Time if you wish to be eligible to receive the Purchase Price for your Notes.

The Offer is not being made under any circumstances in which the Offer would be unlawful. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

The Offer is not being made to, and the tender of Notes will not be accepted from or on behalf of, Holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTION FORM WITH RESPECT TO THE

SIRIUS XM RADIO INC.

Offer to Purchase for Cash
Any and All of Its Outstanding

3 1/4% Convertible Notes due 2011
(CUSIP No. 82966UAD5)

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated March 24, 2011 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer Documents”) of Sirius XM Radio Inc., a Delaware corporation, of its offer to purchase (the “Offer”) for cash any and all of its outstanding 3 1/4% Convertible Notes due 2011 (the “Notes”).

The undersigned acknowledges and understands that Notes tendered pursuant to the Offer may not be withdrawn, except in accordance with the instructions and procedures set forth in the Offer Documents.

This will instruct you to tender pursuant to the Offer the principal amount of Notes indicated below (or, if no number is indicated below, the entire aggregate principal amount of Notes) held by you for the account or benefit of the undersigned upon the terms and conditions set forth in the Offer Documents.

	Aggregate Principal Amount	Principal Amount to
Type	Held for Account of Holder(s)	be Tendered*
3 1/4% Convertible Notes due 2011
* Unless otherwise indicated, the entire principal amount indicated in the box entitled “Principal Amount to be Tendered” will be tendered. The minimum permitted tender is $1,000 principal amount of Notes, and all tenders must be integral multiples of $1,000.

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